    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1998

                                                       REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          PREMIERE TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                GEORGIA                              59-3074176
     (STATE OR OTHER JURISDICTION                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)
                           3399 PEACHTREE ROAD, N.E.
                           LENOX BUILDING, SUITE 600
                            ATLANTA, GEORGIA 30326
                                (404) 262-8400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                BOLAND T. JONES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          PREMIERE TECHNOLOGIES, INC.
                           3399 PEACHTREE ROAD, N.E.
                           LENOX BUILDING, SUITE 600
                            ATLANTA, GEORGIA 30326
                                (404) 262-8400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

     THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

            JOEL J. HUGHEY                        PATRICK G. JONES
           ALSTON & BIRD LLP              SENIOR VICE PRESIDENT FINANCE AND
          ONE ATLANTIC CENTER                           LEGAL
      1201 WEST PEACHTREE STREET             PREMIERE TECHNOLOGIES, INC.
      ATLANTA, GEORGIA 30309-3424             3399 PEACHTREE ROAD, N.E.
            (404) 881-7000                    LENOX BUILDING, SUITE 600
                                               ATLANTA, GEORGIA 30326
                                                   (404) 262-8400
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                             PROPOSED   PROPOSED
                                             MAXIMUM     MAXIMUM
                                            AGGREGATE   AGGREGATE  AMOUNT OF
    TITLE OF SHARES TO BE     AMOUNT TO BE   OFFERING   PRICE PER REGISTRATION
         REGISTERED            REGISTERED    PRICE(1)   SHARE(1)      FEE
------------------------------------------------------------------------------
Common Stock, $.001 par
 value......................   4,679,805   $147,706,346 $31.5625    $43,278
------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low price of the Registrant's Common Stock on April 8, 1998 as reported on the Nasdaq National Market.
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 13, 1998

PROSPECTUS

                                4,679,805 SHARES

                          PREMIERE TECHNOLOGIES, INC.

                                  COMMON STOCK

                                  -----------

  This Prospectus relates to the offering for resale from time to time (the "Offering") of 4,679,805 shares (the "Shares") of Common Stock, $0.01 par value per share (the "Common Stock"), of Premiere Technologies, Inc., a Georgia corporation (the "Company" or "Premiere"). The Shares may be offered from time to time for the accounts of the selling shareholders named herein (the "Selling Shareholders") or by pledgees, donees, transferees or other successors in interest. See "Selling Shareholders." The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Sale of Shares."

  All of the Shares were acquired by the Selling Shareholders from the Company in transactions during April through June, 1997 and in September 1997 in connection with the acquisitions of (i) Voice-Tel Enterprises, Inc. ("VTE") and its affiliate Voice-Tel Network Limited Partnership ("VTN") and substantially all of VTE's franchisees (the "Franchisees") (VTE, VTN and the Franchisees are collectively referred to as the "Voice-Tel Entities" or "Voice-Tel," and such acquisitions are referred to collectively as the "Voice-Tel Acquisitions") and
(ii) VoiceCom Holdings, Inc. ("VoiceCom").

  The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more at the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (d) through the writing of options on the Shares. See "Selling Shareholders" and "Sale of Shares."

  None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. See "Use of Proceeds." The Company has agreed to bear all expenses in connection with the registration of the Shares being offered by the Selling Shareholder. The Selling Shareholders will bear the cost of any brokerage commissions, discounts and other costs associated with respect to the sale of the Shares. The Company also has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. See "Sale of Shares."

  The shares of Common Stock of the Company are traded on the Nasdaq National Market under the symbol "PTEK". On April 9, 1998, the last sales price for the shares of Common Stock as reported on the Nasdaq National Market was $31 7/8 per share.

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY  IS A
                              CRIMINAL OFFENSE.

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS APRIL  , 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. Reports, proxy statements and information statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PTEK." Reports, proxy statements and information statements and other information concerning the Company may also be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed a Registration Statement on Form S-3 under the Securities Act with the Commission with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus and made a part hereof:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    (b) the Company's Current Report on Form 8-K/A filed on January 27, 1998;

    (c) the Company's Current Report on Form 8-K dated February 3, 1998 and filed with the Commission on February 20, 1998;

    (d) the Company's Current Report on Form 8-K dated February 27, 1998 and filed with the Commission on March 13, 1998; and

    (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective on March 1, 1996, and any amendment or report filed for the purpose of updating any such description.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made orally or in writing to the attention of Director of Corporate Communications, Premiere Technologies, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326, Telephone: (404) 262-8400.

                          FORWARD LOOKING STATEMENTS

  When used in this Prospectus and elsewhere by management or the Company from time to time, the words "believes," "anticipates," "expects," "will" and similar expressions are intended to identify forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the Company's business strategy and means to implement the strategy, goals, the amount of capital expenditures, and the likelihood of the Company's success in developing and expanding its business. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements, including the following factors: (a) those set forth under the caption "Risk Factors" in this Prospectus and elsewhere herein; (b) those set forth from time to time in the Company's press releases and reports and other filings made with the Securities and Exchange Commission; (c) expected cost savings from the merger (the "Xpedite Merger") with Xpedite Systems, Inc. ("Xpedite") and any other acquisitions may not be fully realized or realized within the expected time frame; (d) revenues following the Xpedite Merger and other acquisitions may be lower than expected, operating costs or customer loss and business disruption following the Xpedite Merger and any other acquisitions may be greater than expected;
(e) competitive pressures among enhanced communications services providers may increase significantly; (f) costs or difficulties related to the integration of the businesses of Xpedite and Premiere and other businesses, if any, that may be acquired by Premiere may be greater than expected; (g) general economic or business conditions, internationally, nationally or in the local jurisdiction in which Premiere is doing business, may be less favorable than expected; (h) legislative or regulatory changes may adversely affect the business in which Premiere is engaged; (i) changes may occur in the securities markets; and (j) the Company's ability to manage the Company's growth and to respond to rapid technological change and risk of obsolescence of the Company's products, services and technology. The Company cautions that such factors are not exclusive. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." Unless otherwise indicated, the terms "Premiere" and the "Company" refer collectively to Premiere Technologies, Inc. and its subsidiaries.

                                  THE COMPANY

  Premiere Technologies, Inc. ("Premiere" or the "Company") is a leading provider of enhanced communications services. The Company's services include 800-based services, voice messaging, enhanced document distribution (including e-mail and fax), conference calling and, beginning in mid-1998, Internet-based communication services. The Company's goal is to become a single source provider of an integrated suite of enhanced communication services to businesses and individuals. By becoming a single source provider of these services, management believes it can eliminate for its customers the complexity of managing the rapidly evolving enhanced communication services environment. The Company's network-based computer telephony technology integrates these services by providing customers the flexibility of access to its services through a computer or a telephone. The Company believes that this multiple access provides users ease and flexibility of use and allows users to efficiently and economically manage their communications regardless of whether they are at or away from their home base. Further, the Company's network-based solution allows its customers to avoid the cost of purchasing and maintaining potentially costly communications equipment. Although Premiere offers stand-alone communications services, it targets business and individual users who have multiple communications devices and a need to integrate them for greater functionality and convenience.

  On February 27, 1998, Premiere acquired Xpedite Systems, Inc. ("Xpedite") in a merger accounted for as a pooling-of-interests. Xpedite is a worldwide leader and innovator in the enhanced document distribution business including fax, e-mail, telex, Internet and mailgram services. Xpedite serves customers who require high-quality, cost-effective, rapid, and confirmed communications. Xpedite has developed sophisticated applications in a wide range of industries that enable customers to deliver common or customized documents to hundreds or thousands of recipients around the world via fax or electronic mail using Xpedite's proprietary, private, world-wide document distribution network (the "Xpedite Network").

  Premiere is a Georgia corporation with its principal executive offices located at 3399 Peachtree Road, N.E., Lenox Building, Suite 600, Atlanta, Georgia 30326, and its telephone number is (404) 262-8400. For additional information regarding Premiere and its business, see "Available Information" and "Incorporation of Certain Documents by Reference."

  This Prospectus includes product names, trade names, service marks and trademarks of Premiere and its subsidiaries and other companies including, without limitation, Premiere WorldLink, Orchestrate SM, Voice-Tel(TM), VoiceCom(TM) and VoiceCom AccessOne SM.

                                 RISK FACTORS

  Prospective purchasers of the Shares should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Shares. This Prospectus and the documents incorporated herein contain certain forward-looking statements which are inherently uncertain. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus and in the Company's reports and other filings with the Commission.

  Ability to Manage Growth; Acquisition Risks. Premiere continually evaluates acquisition opportunities and, as a result, frequently engages in acquisition discussions, conducts due diligence activities in connection with possible acquisitions, and, where appropriate, engages in acquisition negotiations. Premiere has experienced substantial growth in revenue and personnel in recent years, particularly in 1997. A substantial portion of such growth has been accomplished through acquisitions, including the Voice-Tel Acquisitions, the acquisition of VoiceCom Holdings, Inc. ("VoiceCom") and the Xpedite Merger. Premiere's growth has placed significant demands on all aspects of Premiere's business, including its administrative, technical and financial personnel and systems. Additional expansion by Premiere, including the Xpedite Merger, may further strain Premiere's management, financial and other resources. There can be no assurance that Premiere's systems, procedures, controls and existing space are or will be adequate to support expansion of Premiere's operations. Premiere's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its administrative, technical and financial control and reporting systems. If Premiere is unable to respond to and manage changing business conditions, then the quality of Premiere's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, Premiere will be required to add capacity to its computer telephony platform and its digital central office switches and will need to continually add capacity to its private frame relay network, thus requiring Premiere continuously to attempt to predict growth in its network usage and add capacity accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Acquisitions, including the Xpedite Merger, also involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of Premiere's management's attention from other business concerns, entry into markets in which Premiere has little or no direct prior experience and the potential loss of key employees of the acquired company. Premiere is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

  Future acquisitions by Premiere may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on Premiere's business, financial condition and results of operations. For example, the Voice-Tel Entities and VoiceCom established reserves for certain potential tax liabilities that Premiere's management believes to be adequate based on certain assumptions which Premiere's management believes are reasonable. If, however, such assumptions prove to be incorrect and the potential liabilities ultimately exceed established reserves, Premiere's business, financial condition and results of operations could be materially adversely affected. Premiere has recorded approximately $14.8 million of goodwill and other intangible assets in connection with the Voice-Tel Acquisitions. Premiere is amortizing the goodwill on a straight-line basis over 40 years, and Premiere believes the useful life of the Voice-Tel Entities to be at least 40 years. If the amortization period is accelerated due to a reevaluation of the useful life of the Voice-Tel Entities or otherwise, amortization expense may initially increase on a quarterly basis or require a write-down of the goodwill. An increase in the rate of amortization of goodwill or future write-downs and restructuring charges could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Premiere has taken, and in the future may take, charges in connection with acquisitions. During the second quarter of 1997, Premiere took a pre-tax charge of approximately $45.4 million in connection with the Voice-Tel Acquisitions and during the third quarter of 1997, Premiere took a pre-tax charge of approximately $28.2 million in connection with the acquisition of VoiceCom. The Company anticipates that it will record restructuring and other special charges before income taxes in the range of $50 million in connection with the Xpedite Merger. Such amount includes charges recorded by Xpedite in the fourth quarter of 1997 expected by management to be in the range of $20 million before income taxes. Moreover, Premiere may take additional charges in connection with future acquisitions. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based.

  In June 1997, Premiere completed the Voice-Tel Acquisitions. Prior to the Voice-Tel Acquisitions, the Voice-Tel Entities operated approximately 210 POPs in five countries. VTE operated as a franchisor, and each of the approximately 100 Franchisees was independently owned and operated. Premiere is in the process of consolidating these separate businesses by attempting to eliminate duplicative and unnecessary costs and to operate them under common management. Potential challenges to the successful consolidation of the Voice-Tel Entities include, but are not limited to: (i) centralization and consolidation of financial, operational and administrative functions; (ii) consolidation of the service centers, network and work force; (iii) elimination of unnecessary costs; and (iv) realization of economies of scale. Premiere is in the process of integrating Voice-Tel's service offerings, operations and systems with those of Premiere, and therefore, the Voice-Tel integration plans may materially change in the future. Challenges to the successful integration of the Voice-Tel Entities include, but are not limited to: (i) localization of Premiere products; (ii) integration of the Premiere platform with the Voice-Tel network;
(iii) cross-selling of products and services to the customer base of Voice-Tel and Premiere; (iv) integration of new personnel; and (v) compliance with regulatory requirements.

  Because of the size and fragmented nature of the facilities and businesses of the Voice-Tel Entities and the technical complexity of integrating Premiere's products with those of Voice-Tel, the integration process is particularly complex and will place significant demands on Premiere's management, engineering, financial and other resources. There can be no assurance that the Voice-Tel Entities will be successfully consolidated or integrated with Premiere's operations on schedule or at all, that the Voice-Tel Acquisitions will result in sufficient net sales or earnings to justify Premiere's investment therein or the expenses related thereto, or that operational synergies will develop. The successful consolidation of the Voice-Tel Entities and their integration into Premiere's operations are critical to Premiere's future performance. Failure to successfully consolidate and integrate the Voice-Tel Entities or to achieve operating synergies would have a material adverse effect on Premiere's business, financial condition and results of operations.

  Competition. The market for the Company's services is intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. The Company believes that existing competitors are likely to expand their service offerings and that new competitors are likely to enter the personal communications market and to attempt to integrate such services, resulting in greater competition for the Company. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company attempts to differentiate itself from its competitors by offering an integrated suite of enhanced personal communications services. Other providers currently offer each of the individual services and certain combinations of the services offered by the Company. The Company's worldwide mobile communications services and features compete with services provided by companies such as AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI") and Sprint Corp. ("Sprint") as well as smaller interexchange long distance providers. The Company's voice mail services, including those acquired in the Voice-Tel Acquisitions and the VoiceCom acquisition, compete with voice mail services provided by AT&T, certain regional Bell Operating Companies ("RBOCs") and other service bureaus as well as by equipment manufacturers, such as Octel Communications Corporation ("Octel"), Northern Telecom, Inc. ("Northern Telecom"), Siemens Business Communications Systems, Inc. ("Siemens"), Centigram Communications Corporation ("Centigram"), Boston Technology, Inc. ("Boston Technology") and Digital Sound Corporation ("Digital Sound"). The Company's enhanced travel, concierge, news and e-mail services compete with services provided by America Online, Inc. ("America Online"), Prodigy Services Co. ("Prodigy") and numerous Internet service providers. The Company's paging services compete with paging services offered by companies such as AT&T and MCI.

  The Company's Orchestrate service, which the Company anticipates beginning marketing during the second quarter of 1998, is expected to compete with products offered by companies such as Octel, Microsoft Corp. ("Microsoft"), Novell, Inc. ("Novell"), Lucent Technologies, Inc. ("Lucent") and numerous other entities. For example, Octel and Microsoft recently announced a service, called "Unified Messenger," which places all voice mail, e-mail and fax messages in a single mailbox accessible by computer or telephone. In addition, the number of companies offering call center technology, including AT&T, MCI and Lucent, has grown dramatically over the past few years, primarily in response to major outsource initiatives and significantly lower technology costs.
The Company expects that other parties will develop and implement information and telecommunications service platforms similar to its platform, thereby increasing competition for the Company's services.

  Through the recently completed Xpedite Merger, Premiere offers enhanced document distribution services ("Enhanced Services"). Xpedite's fax communication services currently compete with services provided by each of AT&T, MCI and Sprint, and many of the national postal, telephone and telegraph companies ("PTTs") around the world. Neither Premiere nor Xpedite can predict whether AT&T, MCI, Sprint, any Internet service provider or PTT or any other competitor will expand its fax communications services business, and there can be no assurance that these or other competitors will not commence or expand their businesses. Moreover, Xpedite's receiving, queuing, routing and other systems logic and architecture are not proprietary to Xpedite, and as a result, there can be no assurance that such information will not be acquired or duplicated by Xpedite's existing and potential competitors. Xpedite does not typically have long-term contractual agreements with its customers, and there can be no assurance that its customers will continue to transact business with Premiere in the future. In addition, even if there is continued growth in the use of electronic document distribution services, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for electronic document distribution services. There also can be no assurance that customers will not elect to use alternatives to Xpedite's electronic document distribution services, including the Internet, to carry such customers' communications or that companies offering such alternatives will not develop product features or pricing which are more attractive to customers than those currently offered by Xpedite.

  Furthermore, on February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, as amended (the "1996 Act"), which allows local exchange carriers ("LECs"), including the RBOCs, to provide long distance telephone service between Local Access and Transport Areas ("LATAs"), which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission (the "FCC") the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, financial condition and results of operations.

  Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, would not have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the technology of the Company. The Company does not have the contractual right to prevent its Premiere WorldLink subscribers from changing to a competing network, and the Company's subscribers may generally terminate their service with the Company at will.

  Dependence on Key Management and Personnel. The Company's success is largely dependent upon its executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, Chairman and President, and certain other key executives. Mr. Jones has entered into an employment agreement with the Company which expires in December 1999, and the Company maintains key man life insurance on Mr. Jones in the amount of $3.0 million. During the fourth quarter of 1997, D. Gregory Smith, a co-founder of the Company, resigned as a director, Executive Vice President and Assistant Secretary of the Company and as a director and officer of PCI and certain other subsidiaries, and Leonard A. DeNittis resigned as the Vice President of Engineering and Operations of PCI.

  The Company also believes that to be successful it must hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is intense. The inability of the Company to locate, hire and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

  Reliance on Amway and Certain other Relationships. Historically, the Voice-Tel Entities have relied on sales through Amway Corporation ("Amway") for a substantial portion of their revenue. Such sales accounted for approximately 27.5%, 23.7% and 17.5% of the Company's revenue (excluding Xpedite's revenue for such periods) for 1995, 1996 and 1997, respectively. Amway's relationship with VTE commenced in 1990 when VTE began managing the voice messaging operations previously conducted by Amway's subsidiary, Amvox, Inc. ("Amvox"). VTE subsequently acquired and franchised the former Amvox service centers from Amway in exchange for an equity interest in VTE. Amway later invested in the development of the private frame relay digital messaging network through VTN. As a result of these transactions, Amway also became the single largest equity holder in VTE and VTN. VTE and Amway have entered into a service and reseller agreement (the "Amway Agreement") providing, among other things, for the sale by VTE of voice messaging and network transmission services on an exclusive basis to Amway in the United States, Canada, New Zealand and Australia for resale by Amway to its independent distributors under the "Amvox" tradename. The Amway Agreement does not bind the Amway distributors, who are free to acquire messaging services from alternative vendors. The Amway Agreement may be canceled by either party upon 180 days prior written notice or upon shorter notice in the event of a breach. The Amway Agreement does not prohibit VTE from continuing to provide voice messaging and network transmission services to Amway's distributors following termination of the Amway Agreement. However, in the event that Amway recommended a voice messaging and network transmission services provider other than the Company, there can be no assurance that Amway's distributors would not follow such recommendation. Amway sold a significant portion of the Common Stock that it acquired in the Voice-Tel Acquisitions in an offering pursuant to a demand registration by certain former owners of the Voice-Tel Entities. Such sale decreased Amway's interest in the Company and may increase the possibility that Amway will recommend a voice messaging and network transmission services provider other than the Company. There can be no assurance that the Company's relationship with Amway and the Amway distributors will continue at historical levels or at all, nor can there be any assurance of long-term price protection for services provided to Amway. Loss or diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In September 1997, Premiere entered into an agreement with Digitec 2000, Inc. ("Digitec") pursuant to which Digitec will act as a distributor to market and sell prepaid telephone cards. Under the terms of such agreement, Digitec agreed, starting January 1, 1998, to sell cards with a minimum retail value each month. In the event that Digitec has not sold all of the cards by August 31, 1998, Digitec will be obligated to pay Premiere an amount equal to the retail value of the unsold cards less commissions that would have been payable on such cards. Digitec is not currently selling the monthly minimum amount and no assurance can be given that Digitec will be able to sell the amount of cards that it is obligated to sell under the terms of such agreement. In the event that Digitec is unable to do so, the Company believes that it is unlikely that Digitec would have the financial resources available to it to make the payment required on August 31, 1998 under such agreement.

  Technological Change; Risk of Obsolescence; Dependence on New Services. The market for the Company's services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in technologies, enhance its current services, develop and introduce new services in a timely fashion, enhance its software and its computer telephony platform and compete successfully with products and services based on evolving or new technologies. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced which will compete with the services offered by the Company. Among the new and evolving technologies with which the Company expects to compete are notebook computers equipped with sound cards, fax modems and cellular modems, portable Internet appliances which would allow connection to the Internet over wireless networks and personal digital assistants with enhanced communications features. In addition, aspects of the Company's Orchestrate product line, which has been marketed to customers during the first quarter of 1998, is expected to compete within markets where larger companies are working to provide a unified messaging solution. The Company is also aware that products currently exist which provide text-to-voice e-mail conversion and "call connect/call screening" services.

  Through the recently completed Xpedite Merger, Premiere offers Enhanced Services. See "--Risks Associated with Expansion of Enhanced Document Distribution Services." Technological advances may result in the availability of new services, products or methods of electronic document delivery that could compete with the electronic document distribution services currently provided by Premiere and Xpedite or decrease the cost of existing products or services which could enable Premiere's and/or Xpedite's established or potential customers to meet their own needs for electronic document distribution services more cost efficiently than through the use of Premiere or Xpedite or in the future through the use of the combined company's services. In addition, Premiere may experience difficulty integrating incompatible systems of acquired businesses into its network. There can be no assurance that Premiere will not be materially adversely affected in the event of such technological change or difficulty, or that changes in technology will not enable additional companies to offer services which could replace, or be more cost-effective than, some or all of the services offered now by Premiere or Xpedite or in the future by the combined company.

  The Voice-Tel Acquisitions constitute a significant investment by the Company in a private frame relay network architecture. Alternative architectures currently exist, and technological advances may result in the development of additional network architectures. There can be no assurance that the telecommunications industry will not standardize on a protocol other than frame relay or that the Company's frame relay architecture will not become obsolete. Such events would require the Company to invest significant capital in upgrading or replacing its private frame relay network and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company must continually introduce new products in response to evolving industry standards and customer demands for enhancements to the Company's existing products. One such new product is Orchestrate, which is operational and has been available in limited release. The Company anticipates commencing marketing of the Orchestrate product during the second quarter of 1998. The Company believes that its competitors have not yet developed a publicly available network-based product which incorporates all of the functionalities of Orchestrate, although the Company's competitors have developed products which the Company believes offer some, but not all, of the bundled services offered through Orchestrate . There can be no assurance that: (i) the Company will be successful in developing and marketing service enhancements or new services that respond to these or other technological changes or evolving industry standards; (ii) the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its services, including Orchestrate; or (iii) its new services and the enhancements thereto, including Orchestrate, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of the Company to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

  Uncertainty of Market Acceptance of Computer Telephony. The Company's future success depends upon the market acceptance of its existing and future computer telephony product lines and services. Computer telephony integrates the functionality of telephones and computers and thus represents a departure from standards for information and telecommunications services. Market acceptance of computer telephony products and services generally requires that individuals and enterprises accept a new way of exchanging information. The Company believes that broad market acceptance of its computer telephony product lines and services will depend on several factors, including ease of use, price, reliability, access and quality of service, system security, product functionality and the effectiveness of strategic marketing and distribution relationships. There can be no assurance that the Company's computer telephony products and services will achieve broad market acceptance or that such market acceptance will occur at the rate which the Company currently anticipates. A decline in the demand for, or the failure to achieve broad market acceptance of, the Company's computer telephony product lines and services would have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited Protection of Proprietary Rights and Technology. The Company relies primarily on a combination of intellectual property laws and contractual provisions to protect its proprietary rights and technology. These laws and contractual provisions provide only limited protection of the Company's proprietary rights and technology. The Company's proprietary rights and technology include confidential information and trade secrets which the Company attempts to protect through confidentiality and nondisclosure provisions in its licensing, services, reseller and distribution agreements. The Company typically attempts to protect its confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum. Although the Company is not aware of any current or previous infringement of its proprietary rights and technology, there can be no assurance that the Company's means of protecting its proprietary rights and technology will be adequate or that the Company's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the U.S.

  Risks of Infringement Claims. Many patents, copyrights and trademarks have been issued in the general areas of information and telecommunications services and computer telephony. The Company believes that in the ordinary course of its business third parties will claim that the Company's current or future products or services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that actions or claims alleging patent, copyright or trademark infringement will not be brought against the Company with respect to current or future products or services, or that, if such actions or claims are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged technology, tradename or service mark at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is aware of other companies that use the terms "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Certain of those companies hold registered trademarks which incorporate the names "WorldLink" or "Premiere." The Company has received correspondence from a provider of prepaid calling cards which claims that the Company's use of the term "WorldLink" infringes upon its trademark rights. In addition, the Company has received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of the Company's use of the term "WorldLink" as part of its mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, the Company believes these claims to be without merit.

  In October 1996, VTE received a letter from a third party claiming that certain aspects of VTE's products and services may be infringing upon one or more of the third party's patents. The Company has reviewed the patent claims of the third party and does not believe that the Company's products or services infringe on the claims of the third party. No patent infringement claims against the Company have been filed by the third party at this time. Should the third party file patent infringement claims against the Company, the Company believes that it would have meritorious defenses to any such claims. However, due to the inherent uncertainties of litigation, the Company is unable to predict the outcome of any potential litigation with the third party, and any adverse outcome could have a material adverse effect on the Company's business, results of operations or financial condition. Even if the Company were to ultimately prevail, the Company's business could be adversely affected by the diversion of management attention and litigation costs. Because of this risk, the Company withheld in escrow approximately 123,000 shares of Common Stock from the purchase price of VTE and VTN. This escrow arrangement terminates in April 2000. There can be no assurance that such escrow will be sufficient to fully cover the Company's exposure in the event of litigation or an adverse outcome to the potential infringement claims.

  In May 1997, Premiere received a letter from a manufacturer and marketer of certain telecommunications equipment asserting that Premiere is offering certain "calling card and related enhanced services," "single number service" and "call connecting services" covered by three patents held by that company and inviting Premiere to obtain a license. Premiere has preliminarily reviewed the subject patents and, based on that review, presently believes that its products and services currently being marketed do not infringe these patents. Premiere intends, however, to conduct a further review of these patents in order to determine whether it would be helpful to its future products and services to license the patents. If Premiere ultimately determines that it is infringing these patents, or any one of them, it could seek to license the technology or discontinue using it and employ an alternate technology. There can be no assurance that Premiere would be able to license the technology on commercially reasonable terms or that it could easily and inexpensively migrate to a new call reorigination technology. Premiere's call reorigination service is only one service that it offers, and management does not believe that this service is critical to the marketing of Premiere's overall suite of services. Consequently, Premiere does not believe that its inability to license the technology or migrate to a new technology would have a material adverse effect on its business, financial condition and results of operations. No claim has been asserted beyond this letter, but no assurance can be given that the third party will not commerce an infringement action against Premiere. If a patent infringement claim is brought against Premiere, there can be no assurance that Premiere would prevail and any adverse outcome could have a material adverse effect on Premiere's business, financial condition and results of operations.

  In May 1997, the Company received a letter from counsel for a provider of goods and services in the telecommunications field objecting to the Company's use of the phrase "personal assistant" based on that company's federally registered "personal assistant" service mark. On June 18, 1997, counsel for the Company responded to the objections, noting that the Company did not intend to use, nor would it use in the future, the words "personal assistant" as a trademark or service mark, but instead would merely use these words to describe the nature of its product. The Company has not heard anything further from the potential claimant and believes that the matter has been resolved.

  In July 1997, the Company received a letter from counsel for a French publishing company objecting to the Company's use of the "Premiere" trademark. Based on, among other things, the type of business in which the French company is engaged and the unlikelihood that the Company will engage in competitive activities using the Premiere mark in France, the Company believes that no action will be brought. Due to the inherent uncertainties of litigation, however, the Company is unable to predict the outcome of any potential litigation with the French company, and any adverse outcome could have a material effect on the Company's business, financial condition and results of operations. Even if the Company were to prevail in such a challenge, the Company's business could be adversely affected by the diversion of management attention and litigation costs.

  In February 1997, the Company entered into a long-term nonexclusive license agreement with AudioFAX settling a patent infringement suit filed by AudioFAX in June 1996. In the third quarter of 1996, the Company took a one-time charge for the estimated legal fees and other costs that the Company expected to incur to resolve this matter. In September 1997, VoiceCom also entered into a long-term nonexclusive license agreement with AudioFAX.

  In July 1996, Xpedite received a letter from counsel for AudioFAX, which informed Xpedite that AudioFAX is the owner of certain U.S. and Canadian patents relevant to the fax processing business, and inquired as to Xpedite's interest in obtaining a license to use these patents. The Company and Xpedite recently entered into agreements with AudioFAX with respect to resolution of these claims. In the first quarter of 1998, the Company expects to take a one-time charge of approximately $2.85 million for the estimated settlement costs and expenses related to resolution of these claims.

  Uncertainty of Strategic Relationships. A principal element of the Company's strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. The Company has experienced growth in its existing strategic relationships during 1996 and 1997 and has entered into or initiated new strategic relationships with several companies, including WorldCom and American Express. Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to market the Company's services effectively. Failure of one or more of the Company's strategic partners to successfully develop and sustain a market for the Company's services, or the termination of one or more of the Company's relationships with a strategic partner, could have a material adverse effect on the Company's overall performance. The telecommunications industry is experiencing rapid consolidation. Recently WorldCom, which is a strategic partner of the Company, entered into an agreement to acquire MCI, which competes with the Company with respect to certain services. Consolidation in the communications industry, including consolidations involving the Company's customers and strategic partners, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In November 1996, the Company entered into a strategic alliance agreement with WorldCom, whereby WorldCom is required, among other things, to provide the Company with the right of first opportunity to provide certain enhanced computer telephony services for a period of at least 25 years. In connection with this agreement, the Company issued to WorldCom 2,050,000 shares of Common Stock valued at approximately $25.2 million (based on an independent appraisal) and paid WorldCom $4.7 million in cash. The Company recorded the value of this agreement as an intangible asset. While the Company believes that the intangible asset will be recovered over the life of the agreement, this recoverability is dependent upon the success of the strategic relationship. The Company will continually evaluate the realizability of the intangible asset recorded, and there can be no assurance that future evaluations will not require a write-down of this asset.

  Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reassess their commitment to the Company in the future. The Company's arrangements with its strategic partners do not always establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent the Company from entering into strategic relationships with other companies in the same industry as the Company's strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when the Company is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements. The ability of the Company's strategic partners to incorporate the Company's services into successful commercial ventures will require the Company, among other things, to continue to successfully enhance its existing services and develop new services. The Company's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements could result in its strategic partners failing to market the Company's services, seeking alternative providers of communications and information services or canceling their contracts with the Company, any of which could have a material adverse impact on the Company's business, financial condition and results of operations.

  Dependence on Licensing and Strategic Relationships. The Company has licensing relationships with companies that have chosen to outsource part or all of their communications card services to Premiere. License fees accounted for approximately 7.0% of Premiere's revenues in 1996 and 11.8% of Premiere's revenues during 1997. One licensee, Communications Network Corporation ("CNC"), accounted for approximately 19.6% of Premiere's 1996 license fees and approximately 1.4% of the Company's total 1996 revenues. On August 6, 1996, CNC was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. CNC owed the
Company approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WorldCom Network Services, Inc., d/b/a WilTel, is also obligated to pay this amount to the Company. In addition, WorldCom accounted for approximately 43.5% of the Company's 1996 license fees and approximately 3.0% of the Company's total 1996 revenues, and approximately 66.8% of the Company's license fees and 7.8% of the Company's total 1997 revenues. The Company believes that through a combination of new licensing agreements, the strategic alliance agreement with WorldCom and increased revenues from existing licensees, the Company has replaced all of the anticipated CNC revenue.

  The Company intends to increase its number of licensees and its licensee transaction volume in the future. The Company's success depends in part upon the ultimate success or failure of its licensees. The telecommunications industry is intensely competitive and rapidly consolidating. The majority of companies that have chosen to outsource communications card services to Premiere are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. Licensees that ceased doing business with Premiere due to financial difficulties contributed in the aggregate approximately $2.9 million of Premiere's 1996 revenues. Although the Company was able to add new licensees in 1996 and the first three quarters of 1997, there can be no assurance that the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Year 2000 Problem. It is possible that a significant portion of the Company's currently installed computer systems, software products, billing systems, telephony platforms, networks, database or other business systems (hereinafter referred to collectively as "Systems"), or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999, 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company is currently in the process of evaluating its Systems to determine whether or not modifications will be required to prevent problems related to the Year 2000. There can be no assurance that the Company will identify all such Year 2000 problems in its Systems or those of its customers or vendors, including network transmission providers, in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. In addition, the Company is dependent upon third parties for transmission of its calls and other communications. There can be no assurance that these third party providers will identify and remedy any Year 2000 problems in their transmission facilities. The expenses of the Company's efforts to identify and address such problems, the expenses or liabilities to which the Company may be subject as a result of such problems, or the failure of third party providers of transmission facilities, could have a material adverse effect on the Company's business, financial condition and results of operations. The financial stability of existing customers may be adversely impacted by Year 2000 problems which could have a material adverse impact on the Company's revenues. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected Year 2000 problems.

  Risks of Leverage. In connection with the issuance of its convertible notes to the public on June 30 and July 30, 1997 (the "Convertible Notes"), Premiere incurred $172.5 million in indebtedness. As a result of this increased leverage, Premiere's principal and interest obligations have increased substantially. The degree to which Premiere is leveraged could adversely affect Premiere's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. Premiere's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements, and in the event of a cash shortfall, Premiere could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements. The indenture related to the Convertible Notes does not contain any financial covenants or any other agreements restricting the payments of dividends, the repurchase of securities of Premiere, the issuance of additional equity or the incurrence of additional indebtedness. In December 1997, Xpedite entered into a credit agreement with certain banks which provides a $150 million revolving credit facility, a $70 million portion of which is available for pound sterling borrowings. All borrowing under this Credit Agreement become due and payable on December 16, 1998. Substantially all of the assets of Xpedite collateralize the revolving credit facility. The credit agreement also contains certain financial covenant provisions. Management is currently evaluating the Company's options regarding refinancing this indebtedness which could result in increased leverage and greater restrictions on the Company's activities due to financial covenants and other similar restrictions.

  Shares Eligible for Future Sale; Registration Rights. As of March 26, 1998, the Company had approximately 45,260,000 shares of Common Stock outstanding (including 329,840 Exchangeable Non-Voting Shares of Voice-Tel of Canada Ltd., a subsidiary of the Company (the "Exchangeable Shares"), which are convertible at any time into a like number of shares of Common Stock) and approximately 10,984,000 shares issued or issuable in connection with the Xpedite Merger. Of these shares, approximately 31,348,000 shares of Common Stock are freely transferable without restriction or limitation under the Securities Act. The remaining shares (approximately 13,912,000 shares) are "restricted securities" ("the Restricted Shares") within the meaning of Rule 144 ("Rule 144") adopted under the Securities Act. Approximately 7,032,000 Restricted Shares are immediately eligible for sale in the public market pursuant to Rule 144. Beginning on April 30, 1998 and September 30, 1998, approximately 6,434,000 additional shares and approximately 446,000 additional shares, respectively, will be eligible for sale pursuant to Rule 144, subject to the volume, manner of sale and notice requirements of Rule 144. The Company is aware that Mr. D. Gregory Smith, the beneficial owner of approximately 1.8 million shares, executed a letter agreement with a third party broker that restricts his ability to sell or offer for sale any shares of Common Stock of Premiere until December 5, 1998 without the consent of the third party. There can be no assurance such third party will not give its consent to the sale of shares of Common Stock by Mr. Smith or will enforce its rights under such agreement.

  As of December 31, 1997 options and warrants to purchase an aggregate of approximately 7,413,000 shares of Common Stock were outstanding, of which options and warrants to purchase approximately 3,302,000 shares of Common Stock are vested and immediately exercisable. Substantially all of the shares issuable upon the exercise of outstanding options and warrants will be eligible for immediate resale, if and when issued, under Rule 701 adopted under the Securities Act or pursuant to Registration Statements on Form S-8. In addition, an aggregate of approximately 543,000 shares of Common Stock are issuable upon the exercise of options and warrants previously granted by Xpedite and converted into the right to acquire Premiere Common Stock in the Merger. The Company intends to file a Registration on Form S-8 to register the share issuable upon the exercise of the options and warrants assumed in the Merger.

  The Convertible Notes are convertible into a maximum of approximately 3,227,000 shares of Common Stock at any time prior to final maturity at a conversion price of $33.00 per share, subject to adjustment. The Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes are currently registered for resale under the Securities Act and may be resold pursuant to such registration statement.

  Excluding certain holders of shares of Common Stock issued in connection with the Xpedite Merger discussed below, the holders of approximately 10,641,494 shares of Common Stock and their permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act.

  Prior to the Company's initial public offering in March 1996, the Company granted certain registration rights to holders of convertible preferred stock and warrants. Although these contractual rights remain in force, the shares subject to such registration rights may be freely disposed of pursuant to Rule 144 under the Securities Act.

  Subsequent to the Company's initial public offering, the Company has granted registration rights in connection with the Company's execution of a strategic alliance agreement with WorldCom, and the Company's acquisitions of TeleT Communications, LLC ("TeleT"), the Voice-Tel Entities and VoiceCom. In each of these instances, the Company is required to notify the holders of the Company's intent to register any of its Common Stock under the Securities Act and allow such holders an opportunity to include their shares of Common Stock in the Company's registration; provided, however, that (i) with respect to WorldCom such notice must be given only if the Company intends to register and sell newly issued shares; (ii) with respect to CMG@Ventures, L.P. ("CMG"), such notice must be given only if 20% of the shares held by CMG remain outstanding; and (iii) with respect to the former owners of the Voice-Tel Entities, such notice must be given only until April 30, 1998. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the number of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  WorldCom has a one-time right to require the Company to file a registration statement under the Securities Act, provided that such request is made: (i) between November 13, 1998 and November 13, 1999; or (ii) within 60 days from the date of a change in control of Premiere, the termination of Boland T. Jones as an executive officer or the termination of the strategic alliance agreement with WorldCom if the events described in clause (ii) occur prior to November 13, 1999. In addition, the registration must be with respect to such minimum number of shares of Common Stock having an aggregate proposed offering price equal to $10.0 million.

  With respect to the former owners of the Voice-Tel Entities, the Company agreed to file a shelf registration statement (the "Voice-Tel Shelf") as soon as practicable following December 15, 1997 to include any shares of Common Stock then held by the former owners of the Voice-Tel Entities. The Company exercised certain contractual rights to postpone this requirement for up to 90 days. In addition, the Company agreed to file a shelf registration statement for the former holders of VoiceCom within 30 days after the filing of the Company's Annual Report on Form 10-K, and use reasonable commercial efforts to have the registration statement declared effective as soon as practicable thereafter. The shares offered hereby are registered pursuant to these contractual rights.

  The shares of Premiere Common Stock issued in connection with the Xpedite Merger were registered under the Securities Act and, unless issued to affiliates of Xpedite as of the date of the Xpedite stockholders meeting to consider the Xpedite Merger, are freely transferable without restriction or limitation under the Securities Act.

  For a period of three months commencing 30 days after financial results covering at least 30 days of combined operations of Premiere and Xpedite have been published, each person who is precluded by the Securities Act from selling or disposing of all of their shares of Premiere Common Stock received in the Xpedite Merger within one calendar quarter (a "Large Stockholder") will have a one-time right to require Premiere to file a registration statement under the Securities Act relating to all or part of their registrable securities (an "Xpedite Demand Registration"). Premiere is obligated to use its commercially reasonable efforts to effect an Xpedite Demand Registration as soon as reasonably practical after the request is made, except that Premiere has the right, under certain circumstances, to delay the effective date of a registration statement or any sales thereunder for a period not to exceed 120 days from the date of the request for registration. In addition, Premiere is not obligated to effect an Xpedite Demand Registration (i) for less than one million shares or (ii) within three months of a Large Stockholder selling any registrable securities pursuant to an Xpedite Piggyback Registration (defined below). Unless Premiere shall otherwise consent, any offering pursuant to an Xpedite Demand Registration shall be underwritten and Premiere shall select the underwriters and any additional investment bankers to be used.

  If Premiere proposes to file a registration statement under the Securities Act with respect to an offering for Premiere's own account (other than for offerings pursuant to certain acquisitions or employee benefit plans, non-underwritten offerings or offerings of certain convertible securities), or for the account of any holders of Premiere Common Stock other than the Large Stockholders (other than for non-underwritten offerings), any Large Stockholder may request registration under the Securities Act of all or part of its Registrable Securities on the same terms and conditions as Premiere or such other holders of Premiere Common Stock (an "Xpedite Piggyback Registration"). In the case of an Xpedite Piggyback Registration, Premiere has the right to terminate or withdraw any registration undertaken by it prior to the effectiveness of such registration whether or not any Large Stockholder has elected to include registrable securities in such registration.

  No prediction can be made as to the effect, if any, that the availability of additional shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock and the ability of the Company to raise equity capital in the future.

  Potential Adverse Impact of Pending Litigation. In the ordinary course of its business, the Company is subject to claims and litigation from third parties alleging that the Company's products and services infringe the patents, trademarks and copyrights of such third parties. See "--Risk of Infringement Claims." The Company has several litigation matters pending not involving infringement claims, as described below, which the Company is defending vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, the Company is unable to predict the outcome of such litigation matters. If the outcome of one or more of such matters is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On January 21, 1997, Eric Bott, E.B. Elliott and Cost Recovery Systems, Inc. ("CRS") filed a complaint against the Company, PCI and the Company's president, Boland T. Jones, in the Superior Court of Fulton County, Georgia ("Civil Action"). As of December 2, 1997, the Company, PCI and Mr. Jones entered into a settlement agreement with Mr. Bott which settled and disposed of Mr. Bott's claims in connection with this litigation. On December 12, 1997, Mr. Elliott and CRS filed a Second Amended Complaint against Premiere and Boland T. Jones in the Civil Action. The first count seeks an accounting of commissions that Mr. Elliott and CRS allege may be due to them under a sales commission agreement between CRS and Premiere. The second count seeks options for 72,000 shares of Premiere Common Stock that Mr. Elliott and CRS claim are due to them, or damages in the alternative. The third count seeks to recover the Plaintiffs' reasonable attorneys' fees. In the Second Amended Complaint, the remaining plaintiffs have dropped their prior request for punitive damages. The Company believes it has meritorious defenses to Mr. Elliott's and CRS' remaining allegations, but due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations. The settlement with Mr. Bott will not have a material adverse effect on the Company's business, financial condition or results of operations.

  On August 6, 1996, CNC, a licensing customer of the Company, was placed into bankruptcy (the "Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On August 23, 1996, CNC filed a motion to intervene in a separate lawsuit brought by a CNC creditor in the United States District Court for the Southern District of New York against certain guarantors of CNC's obligations and to file a third-party action against numerous entities, including such CNC creditor and PCI for alleged negligent misrepresentations of fact in connection with an alleged fraudulent scheme designed to damage CNC (the "Intervention Suit"). The District Court has denied CNC's requests to intervene and to file a third party action and has transferred the remainder of the Intervention Suit to the Bankruptcy Case. Based upon the bankruptcy examiner's findings and the subsequently appointed bankruptcy trustee's investigation of potential actions directed at PCI, including an avoidable preference claim under the Bankruptcy Code of an amount up to approximately $950,000, the bankruptcy trustee (the "Trustee") and PCI have reached a tentative settlement on all issues between the parties, subject to Bankruptcy Court approval. The terms of the proposed settlement have been incorporated into a proposed plan of reorganization (the "Plan") filed by the Trustee with the Bankruptcy Court, which is also subject to Bankruptcy Court approval. Based upon hearings before the Bankruptcy Court, the Trustee filed on November 18, 1997, a motion requesting approval of the settlement to accompany the Plan. If only the settlement is approved, PCI will obtain a release from the Trustee and the Trustee will dismiss the Intervention Suit in consideration of PCI making a cash payment of $1,200,000 to the Trustee. If the Plan is subsequently approved by the Court, PCI will make an additional cash payment of up to $300,000 to the Trustee in consideration of PCI obtaining certain allowed subordinated claims and the Court granting an injunction in Premiere's favor against possible nuisance suits relating to the CNC business. The Company has previously established a reserve for the settlement and Plan payments. If the outcome of this matter is adverse to PCI, the settlement is not approved and the Trustee successfully pursues possible litigation against the Company, it could have a material adverse effect on the Company's business, operating results or financial condition.

  On November 26, 1997, Wael Al-Khatib ("Al-Khatib"), the sole shareholder and former president of CNC, and his company, Platinum Network, Corp. ("Platinum") (Al-Khatib and Platinum are collectively referred to herein as "Plaintiffs"), filed a complaint against PCI, WorldCom Network Services, Inc. f/k/a WilTel, Inc., Bernard J. Ebbers, David F. Meyers, Robert Vetera, Joseph Cusick, William Trower, Don Wilmouth, Digital Communications of America, Inc., Boland Jones, Patrick Jones, and John Does I-XX (the "Defendants") in the United States District Court for the Eastern District of New York (the "Al-Khatib lawsuit"). Plaintiffs contend that, during 1996, PCI, certain officers of PCI and the other Defendants engaged in a fraudulent scheme to restrain trade in the debit card market nationally and in the New York debit card sub-market and made misrepresentations of fact in connection with the scheme. The Plaintiffs are seeking at least $250 million in compensatory damages and $500 million in punitive damages from PCI and the other Defendants. Pursuant to the local rules of the District Court, PCI has filed a letter stating the reaons it believes the lawsuit should be dismissed. PCI has also filed a motion for sanctions under Federal Rule of Civil Procedure 11. PCI believes that it has meritorious defenses to the Plaintiffs' allegations and will vigorously defend the same. Due to the inherent uncertainties of the judicial system, the Company is not able to predict the outcome of the Al-Khatib lawsuit. If the Al-Khatib lawsuit is not resolved in the Company's favor, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On July 8, 1997, various limited partners purporting to act on behalf of Telentry Research Limited Partnership, Telentry Development Limited Partnership, Telentry XL Limited Partnership, Telentry Research Limited Partnership II and Telentry Development Limited Partnership II (collectively, the "Telentry Partnerships") filed a complaint in the Superior Court of New Jersey for Morris County against Xpedite and two other defendants. The complaint alleges, inter alia, that Xpedite is in breach of its obligations to make royalty payments under a series of license agreements between Xpedite and the Telentry Partnerships. In this action, the plaintiff's seek, inter alia, damages of $2,030,040 and an accounting of royalties. On September 29, 1997. Xpedite filed a motion to dismiss the complaint. The court subsequently elected to treat this motion as a motion for summary judgment. The motion has been fully briefed by both parties, and oral argument is currently scheduled for April 3, 1998. To date, no discovery has been taken in this action.

  On February 23, 1998, Rudolf R. Nobis and Constance Nobis filed a complaint in the Superior Court of Union County, New Jersey against 15 named defendants including Xpedite Systems, Inc. ("Xpedite") and certain of its alleged current and former officers, directors, agents and representatives. The lawsuit is styled Rudolf R. Nobis and Constance Nobis v. Edward Angrisani, et al., Civil Action File No. UNN-L-113698, Superior Court of New Jersey Law Division: Union County. The plaintiffs allege that the 15 named defendants and certain unidentified "John Doe defendants" engaged in wrongful activities in connection with the management of the plaintiffs' investments with Equitable Life Assurance Society of the United States and/or Equico Securities, Inc. (collectively "Equitable"). More specifically, the complaint asserts wrongdoing in connection with the plaintiffs' investment in securities of Xpedite and in unrelated investments involving insurance-related products. The defendants include Equitable and certain of its current or former representatives. The allegations in the complaint against Xpedite are limited to plaintiffs' investment in Xpedite. The plaintiffs have alleged that two of the named defendants, allegedly acting as officers, directors, agents or representatives of Xpedite, induced the plaintiffs to make certain investments in Xpedite but that the plaintiffs failed to receive the benefits that they were promised. The plaintiffs allege that Xpedite knew or should have known of alleged wrongdoing on the part of other defendants. The plaintiffs' claims against Xpedite include breach of contract, breach of fiduciary duty, unjust enrichment, conversion, fraud, conspiracy, interference with economic advantage and liability for ultra vires acts. The plaintiffs seek an accounting of the corporate stock in Xpedite, compensatory damages of $4,845,953.13, plus $200,000 in "lost investments," interest and/or dividends that have accrued and have not been paid, punitive damages in an unspecified amount, and for certain equitable relief, including a request for Xpedite to issue 139,430 shares of common stock in the plaintiffs' names, attorneys' fees and costs and such other and further relief as the Court deems just and equitable. Xpedite intends to file an answer denying the material allegations of the complaint and asserting various affirmative defenses and a motion to dismiss the counts of the complaint against it. Premiere believes that Xpedite has meritorious defenses to the plaintiffs' allegations, but due to the inherent uncertainties of the litigation process, Premiere is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to Xpedite, it could have a material adverse effect on the Company's business, operating results and financial condition.

  Dependence on Switching Facilities and Computer Telephony Platforms; Damage, Failure and Downtime. The Company currently maintains switching facilities and computer telephony platforms in Atlanta, Georgia, Dallas, Texas and London, England. The Company's network service operations are dependent upon its ability to protect the equipment and data at its switching facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. The Company has taken precautions to protect itself and its subscribers from events that could interrupt delivery of the Company's services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware and fire protection systems. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, and although the Company has not experienced any significant downtime of its network in the last three years due to technical failures, natural disasters or similar events, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network or one of the switching facilities as a whole, thereby resulting in an interruption of the Company's services. Such an interruption could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $10.8 million per policy year, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance will continue to be available at reasonable prices or that such insurance will be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

  Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results. The Company's operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include: (i) the unique nature of strategic relationships into which the Company may enter in the future; (ii) changes in operating expenses resulting from such strategic relationships and other factors; (iii) the continued acceptance of the Company's licensing program; (iv) the financial performance of the Company's licensees; (v) the timing of new service announcements; (vi) market acceptance of new and enhanced versions of the Company's services; (vii) potential acquisitions;
(viii) changes in legislation and regulation that may affect the competitive environment for the Company's communications services; and (ix) general economic and seasonal factors.

  In the future, revenues from the Company's strategic relationships may become an increasingly significant portion of the Company's total revenues. Due to the unique nature of each strategic relationship, these relationships may change the Company's mix of expenses relative to revenues.

  Quarterly revenues are difficult to forecast because the market for the Company's services is rapidly evolving. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock will likely be materially adversely affected.

  Risk of Software Failures or Errors. The software developed and utilized by the Company in providing its services, including the Orchestrate software, may contain undetected errors. Although the Company generally engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in the software after the software goes into use. Any such error may result in partial or total failure of the Company's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use Premiere's network or the cancellation by subscribers of their service with Premiere, any of which could have a material adverse effect on the Company. The Company maintains technology errors and omissions insurance coverage of $10.0 million per policy aggregate. However, there can be no assurance that the Company will be able to maintain its technology errors and omissions insurance, that such insurance will continue to be available at reasonable prices or will be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

  Dependence upon Telecommunication Providers; No Guaranteed Supply. The Company does not own a transmission network and, accordingly, depends on WorldCom, LCI International Telecom Corp. ("LCI"), MCI, Sprint and other facilities-based and non-facilities based carriers for transmission of its subscribers' long distance calls. These long distance telecommunications services generally are procured pursuant to supply agreements for terms of three to five years, subject to earlier termination in certain events. Certain of these agreements provide for minimum purchase requirements. Further, the Company is dependent upon LECs for call origination and termination. If there is an outage affecting one of the Company's terminating carriers, the Company's platform automatically switches calls to another terminating carrier if capacity is available. The Company has not experienced significant losses in the past due to interruptions of service at terminating carriers, but no assurance can be made in this regard in the future. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunication services on favorable terms from long distance carriers and the cooperation of both interexchange and LECs in originating and terminating service for its subscribers in a timely manner. The partial or total loss of the ability to receive or terminate calls would result in a loss of revenues by the Company and could lead to a loss of subscribers, which could have a material adverse effect on the Company.

  The Company leases capacity on the WorldCom backbone to provide connectivity and data transmission within the Company's private data network. The telecommunication agreement expires in September 2000. The Company's hub equipment is collocated at various WorldCom sites pursuant to co-location agreements that are terminable by either party upon 30 days written notice. The Company's ability to maintain network connectivity is dependent upon its access to transmission facilities provided by WorldCom or an alternative provider. The Company has no assurance that it will be able to continue such relationship with WorldCom beyond the terms of its current agreements with WorldCom or that it will be able to find an alternative provider on terms as favorable as those offered by WorldCom or on any other terms. If the Company were required to relocate its hub equipment or change its network transmission provider, it could experience shutdowns in its service and increase costs which could have a material adverse effect on its customer relationships and customer retention and, therefore, its business, financial condition and results of operations.

  Reliance on Supplier of Voice Messaging Equipment. The Company does not manufacture voice messaging equipment used at its voice messaging service centers, and such equipment is currently available from a limited number of sources. Although the Company has not historically experienced any significant difficulty in obtaining equipment required for its operations and believes that viable alternative suppliers exist, no assurance can be given that shortages will not arise in the future or that alternative suppliers will be available. The inability of the Company to obtain this equipment could result in delays or reduced delivery of messages which would materially and adversely affect the Company's business, financial condition and results of operations.

  Regulation. Various regulatory factors affect the Company's financial performance and its ability to compete. The Company's operating subsidiaries that provide regulated long distance telecommunications services ("Operating Subsidiaries") are subject to regulation by the FCC and by various state public service and public utility commissions ("PUCs"), and are otherwise affected by regulatory decisions, trends and policies made by these agencies. FCC rules currently require interexchange carriers to permit resale of their transmission services. FCC rules also require LECs to provide all interexchange carriers with equal access to local exchange facilities for purposes of origination and termination of long distance calls. If either or both of these requirements were eliminated, the Company could be adversely affected. Moreover, the underlying carriers that provide services to the Operating Subsidiaries or that originate or terminate the Operating Subsidiaries' traffic may increase rates or experience disruptions in service due to factors outside the Company's control, which could cause the Operating Subsidiaries to experience increases in rates for telecommunications services or disruptions in transmitting their subscribers' long distance calls.

  PCI, one of the Operating Subsidiaries, has made the requisite filings with the FCC to provide interstate and international long distance services. VoiceCom Systems, Inc. ("VCOM"), another Operating Subsidiary, is in the process of making the requisite filings with the FCC to provide interstate and international long distance services. There can be no assurance that the FCC will approve VCOM's filings. Failure by VCOM to comply with FCC requirements in connection with its provision of interstate and international long distance services could have a material adverse effect on the Company's or on VCOM's business, financial condition and results of operation.

  In order to provide intrastate long distance service, the Operating Subsidiaries generally are required to obtain certification from state PUCs, to register with such state PUCs or to be found exempt from registration by such state PUCs. Each of PCI and VCOM has either filed the applications necessary to provide intrastate long distance telecommunications services throughout the United States or is in the process of filing such applications. To date, PCI is authorized to provide long distance telecommunications services in 46 states and in the District of Columbia and is seeking authorization to provide long distance telecommunications services in four states. With the exception of three states, Colorado, Michigan and Arizona, in which PCI's applications to provide operator service (i.e., "0+") are pending, PCI is authorized to provide operator service in each state where PCI provides long distance telecommunications service. VCOM, on the other hand, is authorized to provide long distance telecommunications services in 13 states and in the District of Columbia and is in the process of filing applications for certificates to provide long distance telecommunications services in 37 states. The Operating Subsidiaries' facilities do not prevent subscribers from using the facilities to make long distance calls in any state, including states in which the Operating Subsidiaries currently are not authorized to provide intrastate telecommunications services and operator services. There can be no assurance that the Operating Subsidiaries' provision of long distance telecommunications and operator services in states where the Operating Subsidiaries are not authorized to provide such services will not have a material adverse effect on the Company's or on the Operating Subsidiaries' business, financial condition and results of operations.

  The 1996 Act is intended to increase competition in the long distance and local telecommunications markets. The 1996 Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the RBOCs. The 1996 Act allows RBOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region interLATA long distance services until certain conditions are satisfied. An RBOC must apply to the FCC to provide in-region interLATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that RBOCs open their own local markets to competition before the FCC will approve such application. Further, while the FCC has final authority to grant or deny such RBOC application, the FCC must consult with the Department of Justice to determine if, among other things, the entry of the RBOC would be in the public interest, and with the relevant state to determine if the pro-competitive criteria have been satisfied. While the FCC has yet to grant any RBOC inter-LATA application, the Company is unable to determine how the FCC will rule on any such applications in the future.

  In response to a constitutional challenge filed by SBC Communications Inc., the United States District Court for the Northern District of Texas found the 1996 Act's restrictions on RBOC interLATA services to be an unconstitutional bill of attainder, but stayed the effect of its decision pending further appeal. As a result of the 1996 Act and if the interLATA restrictions are ultimately struck down, the Company may experience increased competition from others, including the RBOCs. In addition, the Operating Subsidiaries may be subject to additional regulatory requirements and fees, including universal service assessments and payphone compensation surcharges resulting from the implementation of the 1996 Act.

  In conducting its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code and is also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal
Reserve recently completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury recently promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

  Risks Associated with International Expansion. A key component of the Premiere strategy is its planned expansion into international markets. In 1996, the Company opened a POP site in London, England which is currently being upgraded to a full switching facility and computer telephony platform. In addition, the Company intends to pursue long term strategic relationships with European partners. Premiere also intends to establish high speed client/server networks of personal computers (called "Telnodes") and PCs utilizing the Company's proprietary software (called "Network Managers") in Canada, New Zealand and potentially other countries in 1998. The Company currently has voice messaging service centers in Canada, Australia, New Zealand and Puerto Rico, If international revenues are not adequate to offset the expense of establishing and maintaining these international operations, Premiere's business, financial condition and results of operations could be materially adversely affected. To date, Premiere has only limited experience in marketing and distributing its services internationally. There can be no assurance that Premiere will be able to successfully establish the proposed international Telnodes and Network Managers or to market, sell and deliver its services in international markets. In addition to the uncertainty as to Premiere's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. The Company denominates foreign transactions in foreign currency and does not engage in hedging transactions. The Company has not experienced any material losses from fluctuations in currency exchange rates, but there can be no assurance that the Company will not incur material losses due to currency exchange rate fluctuations in the future.

  Premiere recently completed the Xpedite Merger. A significant portion of Xpedite's business is conducted outside the United States and a significant portion of its revenues and expenses are derived in foreign currencies. Accordingly, Xpedite's results of operations may be materially affected by fluctuations in foreign currencies. Many aspects of Xpedite's international operations and business expansion plans are subject to foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of Xpedite within such governments' countries, including increased tariffs. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to Xpedite's operations and growth strategy.

  Risks Associated with Expansion of Enhanced Document Distribution
Services. Premiere intends to accelerate growth of Enhanced Document Distribution Services throughout the world by expansion of Xpedite's proprietary private world-wide document distribution network (the "Xpedite Network"), the integration of the Xpedite Network with Premiere's private frame relay network and computer telephony platform and the acquisition of entities engaged in the business of Enhanced Document Distribution Services. There can be no assurance that Premiere will be able to expand its ability to provide services at a rate or in a manner satisfactory to meet the demands of existing or future customers, including, but not limited to, increasing the capacity of the Xpedite Network to process increasing amounts of document traffic, integrating and increasing the capability of the Xpedite Network to perform tasks required by Premiere's customers or identifying and establishing alliances with new partners in order to enable Premiere to expand its network in new geographic regions. Such inability may adversely affect customer relationships and perceptions of Premiere in the markets in which it provides services, which could have a material adverse effect on Premiere's business, financial condition or results of operations. In addition, such growth will involve substantial investments of capital, management and other resources. There can be no assurance that Premiere will generate sufficient cash for future growth of the Enhanced Document Distribution Services business through earnings or external financings, or that such external financings will be available on terms acceptable to Premiere or that Premiere will be able to employ any such resources in a manner that will result in accelerated growth.

  Risk of Loss from Returned Transactions; Fraud; Bad Debt; Theft of
Services. Premiere uses two principal financial payment clearance systems: the Federal Reserve's Automated Clearing House for electronic fund transfers; and the national credit card systems for electronic credit card settlement. In its use of these established payment clearance systems, Premiere generally bears credit risks similar to those normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. From time to time, persons have gained unauthorized access to Premiere's network and obtained services without rendering payment to Premiere by unlawfully using the access numbers and Personal Identification Numbers ("PINs") of authorized users. In addition, in connection with Premiere's wholesale prepaid telephone card relationships, Premiere has experienced unauthorized activation of prepaid telephone cards. No assurance can be given that losses due to unauthorized use of access numbers and PINs, unauthorized activation of prepaid calling cards or activation of prepaid calling cards in excess of the prepaid amount, or theft of prepaid calling cards will not be material. Premiere attempts to manage these risks through its internal controls and proprietary billing system. Premiere's computer telephony platform is designed to prohibit a single access number and PIN from establishing multiple simultaneous connections to the platform, and Premiere establishes preset spending limits for each subscriber. Premiere also maintains reserves for such risks. Past experience in estimating and establishing reserves and Premiere's historical losses are not necessarily accurate indicators of Premiere's future losses or the adequacy of the reserves established by Premiere in the future. Although Premiere believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that Premiere's risk management practices, including its internal controls, or reserves will be sufficient to protect Premiere from unauthorized or returned transactions or thefts of services which could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Anti-Takeover Effects of Certain Provisions of Articles of Incorporation, Bylaws and Georgia Law. The Board of Directors of the Company is empowered to issue preferred stock without shareholder action. The existence of this "blank-check" preferred could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. The Company's Articles of Incorporation, as amended (the "Articles"), divide the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. One class will be elected each year. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company. The Company is also subject to certain provisions of the Georgia Business Corporation Code which relate to business combinations with interested shareholders. In addition to considering the effects of any action on the Company and its shareholders, the Company's Articles permit the Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of the Company.

                                USE OF PROCEEDS

  The Shares are offered by the Selling Shareholders and, accordingly, Premiere will not receive any of the proceeds from the sales thereof.

                             SELLING SHAREHOLDERS

  The Company issued the Shares on various dates during April through June, 1997 and September 1997 to (i) the former owners of the Voice-Tel Entities in connection with the Voice-Tel Acquisitions and (ii) certain of the former shareholders of VoiceCom in connection with the acquisition of VoiceCom (the "VoiceCom Acquisition"). In connection with the Voce-Tel Acquisitions and the VoiceCom Acquisition, the Company entered into Registration Rights Agreements dated April 30, 1997 and September 30, 1997 (the "Registration Rights Agreements") with the former owners of the Voice-Tel Entities and certain former shareholders of VoiceCom. The Registration Statement of which this Prospectus forms a part was filed pursuant to the Registration Rights Agreements, as amended.

  The following table sets forth certain information as of the date of this Prospectus concerning the name of each Selling Shareholder and the number of shares of Common Stock beneficially owned and offered hereby that may be offered from time to time pursuant to this Prospectus. As of the date of this Prospectus, and except as noted below, none of the Selling Shareholders has had a material relationship with Premiere or any of its affiliates within the past three years. The table has been prepared (i) with respect to the former owners of the Voice-Tel Entities, on the basis of information furnished to the Company by or on behalf of the Selling Shareholders and by SunTrust Bank, Atlanta, the Company's transfer agent, and on the basis of the Company's records and (ii) with respect to the former VoiceCom shareholders, on the basis of information furnished by SunTrust Bank, Atlanta and the Company's records.

  Information concerning the Selling Shareholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Shareholders may offer all or some of the Shares pursuant to this Offering, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders upon the termination of this Offering. See "Sale of Shares."

                                      SHARES BENEFICIALLY OWNED
                                          PRIOR TO OFFERING
                              -----------------------------------------
                                                               SHARES   SHARES
                                  TOTAL        SHARES NOT      HELD IN  OFFERED
SELLING SHAREHOLDER           SHARES(1)(12) SUBJECT TO ESCROW ESCROW(2) HEREBY
-------------------           ------------- ----------------- --------- -------
Gerald L. Abbott, Jr.........        778             701           77       701
Barbara Jane Allan(3)(4).....      3,645               0        3,645     3,645
Barbara Joan Allan(5)........      9,370           7,718        1,652     4,079
Jeffrey J. Allan(3)(6)(12)...     56,240          33,691        3,660     1,731
Karin Allan(7)...............      3,660               0        3,660     3,660
Philip H. Allan(3)(8)(12)....     60,328          37,795        3,645     2,113
Pat W. Andresen..............     98,965          89,069        9,896    48,965
The Stuart B. and Myrna J.
 Aranoff Revocable Trust.....        311             280           31       280
Linda D. Aruffo..............        316             285           31       285
James R. Averette(3).........      7,302           6,572          730     7,302
Homayun Azarmsa..............        883             795           88       795
Leo L. Azure, Jr.............     17,763          15,987        1,776    15,987
Leo L. Azure, Jr., IRA
 Rollover ...................      1,207           1,087          120     1,087
Major Bashinsky..............     67,394          59,516        7,878    50,000
Alan Beale...................      2,984           2,686          298     2,984
Richard W. Benson(3)(12).....     22,182          19,215        2,134    21,349
Gwendolyn K. Benson(3).......     21,349          19,215        2,134    21,349
J. Thomas Bentley(12)........      4,742           4,045          449     4,045
Bertelsen Family Trust.......      1,788           1,610          178     1,610
Fiona M. Bland...............      1,626               0        1,626     1,626
Joan S. Boggess..............     22,614          20,353        2,261    22,614
James L. Bogle...............        583             525           58       525
Joseph T. Braverman(3).......    139,954         126,566       13,388   139,954
British Telecommunications,
 plc.........................     77,833          70,050        7,783    70,050
Brooks Equipment Limited(9)..     95,311          86,057        9,254    95,311

                                      SHARES BENEFICIALLY OWNED
                                          PRIOR TO OFFERING
                              -----------------------------------------
                                                               SHARES   SHARES
                                  TOTAL        SHARES NOT      HELD IN  OFFERED
SELLING SHAREHOLDER           SHARES(1)(12) SUBJECT TO ESCROW ESCROW(2) HEREBY
-------------------           ------------- ----------------- --------- -------
Michael S. Brownfield(12)....     22,888          20,376        2,264    20,376
Linda T. Busch...............        266             240           26       240
Paul F. Busch................        375             338           37       338
Cable Family Partnership.....        951             856           95       856
Stephen C. Cadwallader.......      7,167           6,451          716     7,167
John R. Callahan.............        748             674           74       674
Alan J. Carter(12)...........    146,270         115,957       20,313   136,270
Carter Voice, Inc............    181,358         153,779       27,579   181,358
Warren E. Carter II..........     14,301          11,012        3,289    14,301
Carvo, Inc...................    107,193          96,474       10,719   107,193
Michael C. Chacho(3)(12).....     60,166          52,050        6,450    18,500
Walter W. Challenger.........      3,523               0        3,523     3,523
Foster H. Chase, Jr..........      4,872               0        4,872     4,872
Foster H. & Brenda J. Chase..     52,270          51,429          841    52,270
Citigrowth Fund L.P..........     87,012          78,311        8,701    78,311
Clam Cove Holdings Inc.(10)..     37,940          34,146        3,794     4,390
Frederick W. Clarke IV.......     25,874          23,406        2,468    10,350
George G. Clarke(3)(12)......     28,763          25,199        2,731    12,900
Kendall J. Cooper............      1,295           1,171          124     1,295
E. Thomas Costello(3)(12)....      8,911           6,521          724     7,245
Cecil D. Crow Jr.............      3,003           2,703          300     3,003
Geoffrey W. Crowley..........      5,437           4,894          543     5,437
Dakle, Inc...................      6,946           5,166        1,780     6,946
Donald J. Dally(3)...........     66,757          60,573        6,184    66,757
Kitty C. Dally(3)............     14,504          10,381        4,123    14,504
James E. Daly................        103              93           10        93
Jeffrey B. Detwiler..........         20              18            2        18
Lawrence J. Diana(3)(12).....    144,430          92,551       10,212    35,000
John W. & Eileen Dodson(3)...     33,100          28,590        4,510    30,000
Marjorie Dowd(3).............     28,583          25,725        2,858    28,583
Sean Dowd(3)(12).............     30,683          25,325        2,858    28,183
Mark Dunaway.................      5,562           5,006          556     5,006
The Mark Dunaway Defined
 Benefit Pension Plan
  No. 001....................      1,036             933          103       933
Edwina R. Dunlap.............         14              13            1        13
Polly Park Dyer..............      1,710           1,539          171     1,539
George A. Earnest............      1,101             991          110       991
Donald L. Eichler............     2, 591           2,332          259     2,332
Mitchell E. Eil(3)...........     26,234          23,361        2,873     5,200
David A. Ellsworth(3)(12)....     50,926          42,134        5,459    47,593
Gerald S. Ellsworth..........     50,341          44,882        5,459    50,341
Paul Escobosa................         40              36            4        36
Peter D. Fagan...............     79,122          71,210        7,912    70,000
Thomas P. & Denna P. Fagan...      9,863           9,863            0     9,863
Thomas P. Fagan & Denna P.
 Fagan Living Trust..........     19,453          19,453            0    19,453
David Fann...................         62              56            6        56
Charles M. Feuer(12).........     60,476          42,718       12,758    42,718
Ted Fick.....................        217             196           21       196
Joan Field...................      8,780           8,736           44     8,780

                                       SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING
                               -----------------------------------------
                                                                SHARES   SHARES
                                   TOTAL        SHARES NOT      HELD IN  OFFERED
SELLING SHAREHOLDER            SHARES(1)(12) SUBJECT TO ESCROW ESCROW(2) HEREBY
-------------------            ------------- ----------------- --------- -------
L. Winston Lee, Trustee for
 Marshall Field, Jr.(3)......      32,752          31,825          927   31,825
Thomas W. Fife(3)(12)........      25,155          18,549        2,060   18,549
Garvey, Schubert & Barer, a
 partnership of professional
 corporations................         876             789           87      789
Ernst Gemassmer..............         611             550           61      550
Peter Gerry..................         186             168           18      168
Eugene Gertler(3)............       8,235               0        8,235    8,235
Lauren A. Gertz, as
 Custodian...................         248             224           24      224
Stephen A. Gertz.............       5,629           5,067          562    5,067
Mark Ginella(3)..............      32,273          28,546        3,727   32,273
Neal E. Gold(3)(12)..........      61,833          52,050        6,450   58,500
Allen Goldsher(3)(12)........      38,106          33,546        3,727   30,000
Steven H. Grapstein..........       3,484           3,186          298    2,984
Norman F.T. Hall.............       1,441           1,297          144    1,297
D.W.P. Hallahane.............         892             803           89      803
Paulene Hallahane............         311             280           31      280
Patrick B. Haney(11).........      95,311          86,057        9,254   95,311
J. Thomas Hannan (Directed
 Investment Account, Lovitt &
 Hannan Employee Retirement
 Plan).......................         348             314           34      314
Alan D. Hebert...............       5,366           4,530          836    5,366
Elberta A. Holt(3)...........       7,514           7,311          203    7,514
Benton B. Holt III...........       7,820           7,609          211    7,820
Nathan A. Horowitz...........      21,500          19,350        2,150   19,350
Howse Family Partnership.....         951             856           95      856
Banner K. Hughes(3)(12)......      86,046          73,943       10,437   30,000
The Hughes Family Charitable
 Trust (3)...................      20,000          20,000            0   20,000
John A. Hughes(3)(12)........      72,763          60,051       10,212   38,500
Richard W. Hughes(3).........      61,957          55,762        6,195   20,000
James R. & Betty M.
 Humphrey(3).................      21,936          19,367        2,569    7,000
Jane W. Ingles(12)...........         669               9            1        9
The Michael Dean Jabara
 Revocable Trust.............      10,097           9,088        1,009    9,088
Carol Johnson................          36              33            3       33
Henry C. & Mary E. Johnson...      45,849          40,265        5,584   45,849
Edward P.
 Kalankiewicz(3)(12).........       6,111           3,721          724    4,445
Barbara Kasoff(3)............      10,589           3,804        6,785   10,589
Barbara Kasoff Revocable
 Trust.......................      61,079          61,079            0   61,079
David Kasoff(3)..............      23,589          20,431        3,158    8,000
Marvin Kasoff(3).............       6,888               0        6,888    6,888
Marvin & Barbara Kasoff(3)...       2,454           2,454            0    2,454
Marvin Kasoff Revocable
 Trust.......................      42,009          42,009            0   42,009
Ralph Kincaid................      16,265          14,639        1,626   14,639
C. Jay Kurtz ................          51              46            5       46
Richard Lapin................          93              84            9       84
Robert A. Larson(3)(12)......      11,067           7,361        2,040    9,401
Richard A. LaSalle...........     214,699         193,230       21,469   20,000
Lee Smith Family Trust.......       4,665               0        4,665    4,665
David M. Lewis...............       8,610           7,455        1,155    7,455

                                       SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING
                               -----------------------------------------
                                                                SHARES   SHARES
                                   TOTAL        SHARES NOT      HELD IN  OFFERED
SELLING SHAREHOLDER            SHARES(1)(12) SUBJECT TO ESCROW ESCROW(2) HEREBY
-------------------            ------------- ----------------- --------- -------
Ronald Lovitt (Directed
 Investment Account, Lovitt &
 Hannan Employee Retirement
 Plan).......................         331             298           33       298
James Luikert................         186             168           18       168
Marvin and Catherine
 Madsen(3)...................      37,997               0       37,997     7,599
Sabiniano B. Martinez........          38              35            3        35
Gloria J. Matthews...........      18,117          16,306        1,811    18,117
Marion Gene Matthews.........      29,370          27,559        1,811    29,370
James M. Mattson, Jr.........         622             560           62       560
John Maveety.................       1,290           1,161          129     1,161
Kenneth McCauley.............          62              56            6        56
Douglas J. McMillan..........      45,756          40,582        5,174    10,000
Mark J. and Julie A. Mon-
 ro(3)(12)...................       4,011             611           67       678
Thomas E. Nemic..............      37,276          33,000        4,276    37,276
Robert B. Nesmith(3).........      18,567          15,357        3,210    15,000
North American Trust, Trustee
 f/b/o Edwin H. Taylor, IRA..         166             150           16       150
Thomas R. Oliver.............       3,868           3,482          386     3,482
Garrie C. O'Neill(3)(12).....      67,833          58,050        6,450    64,500
Barbara Page.................       3,705           3,035          670     3,705
Jeet Pahwa(3)................      21,491          19,342        2,149    21,491
Neerja R. Pahwa(3)...........      20,648          18,584        2,064    20,648
PaineWebber International
 (U.K.) LTD..................      46,345          46,345            0    46,345
Alex R. Papagan(3)(12).......      14,227          13,069          742    13,811
Charlene Papagan.............       7,423           6,681          742     7,423
Alex R. and Charlene
 Papagan(3)..................       1,481           1,481            0     1,481
CH Partners III..............      76,929          69,237        7,692    69,237
Irene R. Pasarew.............      86,141          73,054       13,087     4,430
Barry S. and Marvlyn K.
 Pasarew(3)(12)..............     197,285         141,309       14,309    21,000
Bradley R. Patullo(3)(12)....       8,929           7,287          809     8,096
Christina M. Patullo.........         552             497           55       552
Dorothy Paul(3)..............      29,177          26,260        2,917    29,177
Russell Paul(3)..............      29,177          26,260        2,917    29,177
Edward P. Pearsall(3)........      41,068          36,253        4,815    20,000
D. Conrad Pearson(3)(12).....      11,429           7,287          809     8,096
Philip C. Perry..............       4,154           3,739          415     3,739
Alex Polson..................         259             234           25       234
Premier Holdings, LLC........       6,946           5,166        1,780     6,946
John M. Price................         155             140           15       140
Aaron Prysock................      12,214          10,993        1,221    12,214
Richard C. Raub, IRA.........       3,110           2,799          311     2,799
Richard C. Raub Trust........      18,656          16,791        1,865    16,791
Joseph P. Rawley.............      51,063          45,957        5,106    11,063
Barry Reder..................         130             117           13       117
Linda C. Roaseau Revocable
 Living Trust(3).............      82,407          73,418        8,989    82,407
Lawrence W. Roaseau Revocable
 Living Trust(3)(12).........      85,397          79,259        8,805    82,064
Estate of Arthur Rotelli(3)..      31,956          28,761        3,195    31,956
Paul Sandler.................     370,075         333,068       37,007   370,075
Steve Sarich, Jr.............       5,979           5,382          597     5,382

                                     SHARES BENEFICIALLY OWNED
                                         PRIOR TO OFFERING
                             -----------------------------------------
                                                              SHARES    SHARES
                                 TOTAL        SHARES NOT      HELD IN   OFFERED
SELLING SHAREHOLDER          SHARES(1)(12) SUBJECT TO ESCROW ESCROW(2)  HEREBY
-------------------          ------------- ----------------- --------- ---------
Mary L. Schwartz(3)........         963             459          504         963
Michael D. Schwartz(3)(12).       9,629           7,459          504       7,963
James H. Shumock...........       3,091           2,791          300       3,091
Greg Simmons(3)............      12,297          11,809          488      12,297
David A. Simpson...........          12              11            1          11
David Skiba(3).............      21,691          19,522        2,169      21,691
Roger B. & Gail L. Smith...     201,922         182,566       19,356     201,922
Clare H. Springs...........          40              36            4          36
St. Matthew's Episcopal
 Church....................         285             285            0         285
St. Patrick Church.........         400             400            0         400
William H. Stephens(12)....     157,638         113,683       33,955     147,638
Sundance Venture Partners,
 L.P.......................      23,085          20,777        2,308      20,777
Sutro Investment Partners
 II........................       1,244           1,120          124       1,120
Sutro Investment Partners
 III.......................       3,887           3,499          388       3,499
W. David Sweatt............      41,605          39,653        1,952      41,605
C. Kenneth Sweet(3)........      89,991          80,992        8,999      70,000
Edwin Taylor...............         353             318           35         318
321 Investment Co..........       3,110           2,799          311       2,799
Peter Tjenos...............         176             159           17         159
Killin To..................         186             168           18         168
Steven F. Trief............      53,717          48,346        5,371      53,717
G/K Turnbull Trust.........         754             679           75         679
Barbara Vaughan(3).........      12,720          11,148        1,572       1,500
Carter Enterprises, Inc.
 f/k/a Virginia Voice,
 Inc.......................     125,707          96,795       28,912     125,707
Ventures Management, Inc.
 f/k/a Voice
 Management, Inc...........       6,946           5,166        1,780       6,946
Vincent, Paul(3)...........     130,423         117,381       13,042      65,211
Wayne C. Wager.............         980             882           98         882
Wayne C. Wager, IRA........         311             280           31         280
Chris J. Washko(3)(12).....      39,987          31,989        4,665      36,654
Kathryn H. Welsh...........      25,732          23,159        2,573      25,732
William E. Welsh(3)(12)....     176,008          98,407       10,934     109,341
David R. Whitman(3)........      40,615          36,971        3,644      40,615
Nancy L. Whitman...........       9,111           8,200          911       9,111
Widdoes Enterprises, Inc...     143,204         115,625       27,579      60,000
Wilblairco Associates......       8,034           7,231          803       7,231
Michael E. Williams(3)(12).      22,970          19,074        2,230      21,304
David M. Wilson............          40              36            4          36
Robert C. Wilson...........       1,555           1,400          155       1,400
Thomas D. Woltjer(3)(12)...      36,608          30,000        4,108      10,000
David M. Young.............         414             373           41         373
Zee Corp...................      24,806          22,126        2,680       3,000
Joel Zeldin Rollover IRA...          40              36            4          36
Elinor C. Ziv(3)...........      56,745          50,972        5,773      56,745
William S. Ziv(3)..........      29,159          26,244        2,915      29,159
                                                                       ---------
TOTAL......................                                            4,679,805

--------
 (1) Each Selling Shareholder beneficially owns less than 1% of the total number of shares of Common Stock outstanding.
 (2) Shares are held in escrow by SunTrust Bank, Atlanta, as escrow agent, pursuant to various general and specific escrow arrangements related to the Voice-Tel Acquisitions and the VoiceCom Acquisition. Shares held in escrow which are offered hereby may only be sold by the Selling Shareholder if and when released from escrow.
 (3) Certain Selling Shareholders were, or currently are, employees or officers of VTE, Voice-Tel of Canada Ltd. ("VT Canada") or VoiceCom following the Voice-Tel Acquisitions and the VoiceCom Acquisition.
 (4) Includes 3,645 shares of Exchangeable Non-Voting Shares ("Exchangeable Shares") of VT Canada issued to the former owners of the Canadian Voice-Tel Entities, which are convertible at any time into a like number of shares of Common Stock.
 (5) Includes 9,370 Exchangeable Shares.
 (6) Includes 36,604 Exchangeable Shares.
 (7) Includes 3,660 Exchangeable Shares.
 (8) Includes 36,456 Exchangeable Shares.
 (9) Includes 92,550 Exchangeable Shares.
(10) Includes 37,940 Exchangeable Shares.
(11) Includes 92,550 Exchangeable Shares.
(12) Total Shares Beneficially Owned Prior to Offering for the following Selling Shareholders includes options to purchase shares of Common Stock which are exercisable or which become exercisable within 60 days, as follows:

   SELLING SHAREHOLDER    Options        SELLING SHAREHOLDER     Options
   -------------------    -------        -------------------     -------
   Jeffrey J. Allan       18,889         John A. Hughes           2,500
   Phillip H. Allan       18,889         Jane W. Ingles             659
   Richard W. Benson         833         Edward P. Kalankiewicz   1,666
   J. Thomas Bentley         248         Robert A. Larson         1,666
   Michael S. Brownfield     248         Mark J. Monro            3,333
   Alan J. Carter         10,000         Garrie C. O'Neill        3,333
   Michael C. Chacho       1,666         Alex R. Papagan            416
   George C. Clarke          833         Barry S. Pasarew        41,667
   E. Thomas Costello      1,666         Bradley R. Patullo         833
   Lawrence J. Diana      41,667         D. Conrad Pearson        3,333
   Sean Dowd               2,500         Lawrence W. Rouseau      3,333
   David Ellsworth         3,333         Michael D. Schwartz      1,666
   Charles M. Feuer        5,000         William H. Stephens     10,000
   Thomas W. Fife          4,546         Chris J. Washko          3,333
   Neal E. Gold            3,333         William E. Welsh        66,667
   Allen Goldsher            833         Michael E. Williams      1,666
   Banner K. Hughes        1,666         Thomas D. Woltjer        2,500

                                SALE OF SHARES

  The Shares may be sold from time to time by the Selling Shareholders, or by pledges, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more at the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (d) through the writing of options on the Shares. In effecting sales, broker dealers engaged by Selling Shareholders, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Shares offered by the Selling Shareholders hereby, except that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Selling Shareholders may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the Common Stock has been passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia, counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996 and 1997 as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFOR-MATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLIC-ITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMA-TION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Forward Looking Statements.................................................   3
The Company................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  23
Selling Shareholders.......................................................  24
Sale of Shares.............................................................  30
Legal Matters..............................................................  30
Experts....................................................................  30


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     UP TO
                               4,679,805 SHARES

                          PREMIERE TECHNOLOGIES, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses in connection with the registration of the Securities are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

     Securities and Exchange Commission Registration Fee.............. $ 43,278
     Printing Expenses................................................  100,000
     Accountants' Fees and Expenses...................................  400,000
     Legal Fees and Expenses..........................................  100,000
     Miscellaneous....................................................  200,000
                                                                       --------
       Total.......................................................... $843,278
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (i) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision related only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Articles of Incorporation, as amended, exonerate the Company's directors from monetary liability to the extent described above.

  In addition to such rights as may be provided by law, the Company's Bylaws provide broad indemnification rights to the Company's directors and such officers, employees and agents as may be selected by such directors, with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, except that such indemnification does not apply in the same situations described above with respect to the exculpation from liability of the Company's directors. The Company is also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by such person in defending against any such liabilities and losses, as long as such person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to the Company any advances made under the Bylaws. Any amendment or other modification to the Bylaws which limits or otherwise adversely affects the rights to indemnification currently provided therein shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties. Such amendments can only be made upon the affirmative vote of (i) the holders of at least 75% of the shares entitled to vote to alter, amend or repeal the provisions of the Bylaws or
(ii) a majority of the Board of Directors present at the meeting at which the votes are taken.

  The Company has entered into separate indemnification agreements with each of its directors and certain of its officers and employees, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the shareholders. In addition, the Company holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the directors or officers.

  The Company believes that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   EXHIBIT
   NUMBER                          EXHIBIT DESCRIPTION
   -------                         -------------------
     3.1   Articles of Incorporation of the Registrant (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement
           on Form S-1 (No. 33-80547)).
     3.2   Articles of Amendment to Articles of Incorporation (Incorporated
           herein by reference to Exhibit 3.2 to the Registrant's Registration
           Statement on Form S-8 (No. 333-29787)).
     3.3   Amended and Restated Bylaws of the Registrant (Incorporated herein by reference to Exhibit 3.02 to Registration Statement on Form S-1
           (No. 33-80547)).
     4.1   See Exhibits 3.1-3.3 for provisions of the Articles of
           Incorporation, as amended, and Amended and Restated Bylaws defining the rights of the holders of common stock of the Registrant.
     5.1   Opinion of Alston & Bird LLP.
    23.1   Consent of Arthur Andersen LLP.
    23.2   Consent of Alston & Bird (Included in Exhibit 5.1 above).
    24.1   Powers of Attorney (see Page II-5).

ITEM 17.  UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, AND STATE OF GEORGIA, ON APRIL 13, 1998.

                                        Premiere Technologies, Inc.

                                                   /s/ Boland T. Jones
                                        By: ___________________________________
                                                     BOLAND T. JONES
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Boland T. Jones and Patrick G. Jones, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any all capacities, to sign any amendments to this Registration Statement and any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Common Stock for the same offering covered by this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 31, 1998.

             SIGNATURE                                 TITLE

        /s/ Boland T. Jones             Chairman of the Board of Directors
------------------------------------     and Chief Executive Officer
          BOLAND T. JONES                (Principal Executive Officer)

        /s/ Patrick G. Jones            Senior Vice President of Finance
------------------------------------     and Legal and Secretary (Principal
          PATRICK G. JONES               Financial and Accounting Officer)

      /s/ George W. Baker, Sr.          Director
------------------------------------
        GEORGE W. BAKER, SR.

                                        Director
------------------------------------
          EDUARD J. MAYER

     /s/ Raymond H. Pirtle, Jr.         Director
------------------------------------
       RAYMOND H. PIRTLE, JR.

      /s/ Roy B. Andersen, Jr.          Director
------------------------------------
        ROY B. ANDERSEN, JR.

                                 EXHIBIT INDEX

 EXHIBIT                                                                     PAGE
 NUMBER                        EXHIBIT DESCRIPTION                           NO.
 -------                       -------------------                           ----
  3.1    Articles of Incorporation of the Registrant (Incorporated
         herein by reference to Exhibit 3.1 to the Registrant's
         Registration Statement on Form S-1 (No. 33-80547)).
  3.2    Articles of Amendment to Articles of Incorporation
         (Incorporated herein by reference to Exhibit 3.2 to the
         Registrant's Registration Statement on Form S-8 (No. 333-29787)).
  3.3    Amended and Restated Bylaws of the Registrant (Incorporated
         herein by reference to Exhibit 3.02 to Registration Statement on Form S-1 (No. 33-80547)).
  4.1    See Exhibits 3.1-3.3 for provisions of the Articles of
         Incorporation, as amended, and Amended and Restated Bylaws defining the rights of the holders of common stock of the
         Registrant.
  5.1    Opinion of Alston & Bird LLP.
 23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of Alston & Bird (Included in Exhibit 5.1 above).
 24.1    Powers of Attorney (included on page II-5).